JOINT FILING AGREEMENT In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that (i) this statement on Schedule 13G with respect to the Common Shares, par value $0.0002, of James River Group Holdings, Ltd., has been adopted and filed on behalf of each of them and (ii) all future amendments to such statement on Schedule 13G will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13G as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof. Date: August 13, 2026 Enstar Group Limited By: /s/ Audrey Taranto Name: Audrey Taranto Title: General Counsel and Corporate Secretary Elk Insurance Holdings, LLC By: /s/ A. Michael Muscolino Name: A. Michael Muscolino Title: Managing Member Jennifer Gordon /s/ Jennifer Gordon Anthony Michael Muscolino /s/ A. Michael Muscolino